Exhibit 10.11

Summary Translation of Agreement with Tahe Xingzhongda Carbon Co.

Buyer: Zhejiang Tantech Bamboo Technology Co., Ltd

Supplier: Tahe Xingzhongda Carbon Co.

1. Products: charcoal products, charcoal powder, bamboo charcoal granules.

2. Shipping costs: borne by Tahe Xingzhongda Carbon Co. (“Supplier”)

3. Payment method: within 6 month upon receiving the supplies, in the form of bank check, wire or bank acceptance note.

4. Other matters: the Supplier will be subject to a liquidated damage provision when the products are not supplied on time in the amount of between 1000-10000 yuan; substandard products sent to Zhejiang Tantech Bamboo Technology Co., Ltd will be cleared and repaid by the Supplier within a month.

5. Term date of this contract: 2012-01-01 till 2012-12-31